EXHIBIT 5.1

Stevanato Group S.p.A. Via Molinella, 17 Piombino Dese (PD) Italy

Milan, July 12, 2021

Re: Stevanato Group S.p.A.

Ladies and Gentlemen:

We have acted as Italian legal counsel to Stevanato Group S.p.A. (the “Company”) a limited liability company with shares (“società per azioni”) organized under the laws of Italy, with registered office in Piombino Dese (Padua), Via Molinella 17, in connection with the offering of up to 40,000,000 new ordinary shares of the Company, with no par value (the “Shares”).

This opinion letter is rendered pursuant to Item 8(a) of Form F-1 promulgated by the United States Securities and Exchange Commission (the “SEC”) and Items 601(b)(5) and (b)(23) of the SEC’s Regulation S-K promulgated under the United States Securities Act of 1933, as amended (the “Securities Act”).

We have examined and relied on such corporate records, certificates and other documents in relation to the Company made available to us as we have deemed necessary or appropriate for the purposes of this opinion, including the certificate of registration of the Company filed with the Chamber of Commerce of Padua dated July 6, 2021.

Assumptions

We have assumed:

(a)

the genuineness of all signatures, stamps and seals, the legal capacity of natural persons, the authenticity, the exhaustiveness and completeness of all documents submitted to us as originals, the exhaustiveness, completeness and conformity to the original documents of all specimen and/or all documents submitted to us as certified or photocopies or transmitted to us by fax or e-mail, and the authenticity of the originals of such latter documents;

(b)	that where a document has been examined by us in draft or specimen form, it will be or has been executed in the form of that draft or specimen;

(c)

the truthfulness, accuracy, completeness and reliability of any statements, of any directors, officers, employees and or representatives of the Company, certifying or disclosing or otherwise dealing with any matter or fact which is material to the opinions expressed herein;

(d)	that there are no facts, documents, circumstances or matters which may be material to the opinions set out herein and which have not been disclosed to us;

(e)

that the copies of the organizational documents (i.e., “atto costitutivo” and “statuto”) of the Company provided to us, that we have examined for the purpose of this opinion, (i) are true and complete as of the date of this opinion and (ii) are in full force and effect as of the date of this opinion;

(f)

and that no law (including, without limitation, any public policy) of any jurisdiction outside the Republic of Italy is relevant to or affects the opinions therein or the conclusions stated in this opinion.

Opinions

The opinions expressed below are limited to the laws of the Republic of Italy as enforced and interpreted at the date hereof and are given on the basis that they will be governed by and construed in accordance with, and any liability which may arise in respect of them is governed by the laws of the Republic of Italy. Thus, we express no opinion on European Community Law or any other foreign law (other than the laws of the Republic of Italy) as it affects any jurisdiction other than the Republic of Italy.

We have made no investigation as to the laws of any jurisdiction other than those of the Republic of Italy and we do not express or imply any opinion as to the laws of any jurisdiction other than those of the Republic of Italy. Specifically, with your approval, we express no opinion with respect to any matter as to the Federal laws of the United States of America and to the laws of any State of the United States of America.

As to the facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of the officers and other representatives of the Company.

Based upon and subject to the foregoing, we are of the opinion that the Shares to be offered by the Company have been duly authorized and, when issued in accordance with the relevant resolutions of the Company (i.e., extraordinary shareholders’ meeting of the Company held on July 1, 2021) and fully paid, will be validly issued, fully paid and non-assessable.

Qualifications

The opinions expressed above are subject to the following qualifications:

(a)

the opinions expressed herein are based on our best interpretation and analysis of the relevant legal or contractual provision and of the rules of interpretation applicable to contracts and legal matters normally applicable in the Republic of Italy;

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(b)

Italian courts may refuse to apply the law of another jurisdiction if it is deemed to be contrary to public policy (ordine pubblico) or if submission to a foreign law is deemed to have been made with the purpose of avoiding provisions of Italian law of mandatory application (norme imperative);

(c)	by issuing this opinion we do not assume any obligations to notify or inform you of any developments subsequent to its date that may render its content untrue or inaccurate in whole or in part.

This opinion letter speaks as of its day and is addressed solely to you for the matters stated in it.

We hereby consent to the filing of this opinion letter as an exhibit to the F-1 and further consent to the reference to our name under the caption “Legal Matters” in the prospectus relating to the Shares. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Chiomenti
CHIOMENTI

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